UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

November 7, 2008
Date of Report (Date of earliest event reported)

ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(Address of principal executive offices)
(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report on Form 8-K/A amends Item 2.02 of the current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 6, 2008 (the “Original Filing”), solely for the purpose of revising the information described below in Item 2.02.  This amendment does not modify or amend the other disclosures in the Original Filing and this Form 8-K/A does not reflect events occurring after the date of the Original Filing or modify, amend or update disclosures affected by subsequent events.

Item 2.02. Results of Operations and Financial Condition.

On November 6, 2008, Energy Partners, Ltd. (the “Company”) issued a press release, filed as Exhibit 99.1 to the Original Filing, with respect to its 2008 third quarter earnings.  In the press release, the Company misstated the amounts reported for the nine months ended September 30, 2008, for cash provided by operating activities. The cash provided by operating activities reflected in the Original Filing was $221.2 million which amount changed to $199.9 million due to a reduction in the amount reflected for accounts payable and accrued expenses from $25.4 million in the Original Filing to $4.1 million. The amounts reflected in the Original Filing for net cash provided by operating activities for the three months ended September 30, 2008 changed from $101.8 million in the Original Filing, to $80.5 million due to a reduction in the amount reflected in accounts payable and accrued expenses in the Original Filing from $20.9 million to $(0.4) million.  These changes are reflected in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2008.  The amounts reported in the Original Filing for discretionary cash flow for the three and nine month periods ended September 30, 2008 remain unchanged.

The information furnished pursuant to this Item 2.02 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 10, 2008

ENERGY PARTNERS, LTD.

By: /s/ Joseph T. Leary
Joseph T. Leary
Executive Vice President and
Chief Financial Officer
(authorized officer and
principal financial officer)

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